Exhibit 99

Media contacts:	Investor Relations contact:
Daniel J. McIntyre	Mark F. Pomerleau
Donna Owens Cox	tel 203 461 7616
tel 203 461 7634

FOR IMMEDIATE RELEASE

MeadWestvaco Elects Kodak Veteran

Mark Rajkowski Senior Vice President, Chief Financial Officer

STAMFORD, CONN., July 19, 2004— MeadWestvaco Corporation (NYSE: MWV) today announced that E. Mark Rajkowski has been elected senior vice president and chief financial officer. Mr. Rajkowski, who will assume this position on August 16, will be responsible for all aspects of financial management and reporting, including accounting and control, treasury and finance, tax, financial planning and analysis, strategy and investor relations.

Mr. Rajkowski has extensive financial experience, having joined Eastman Kodak Company (NYSE: EK) as controller in 1998 following a distinguished career in public accounting. He subsequently served as vice president of finance, where he was responsible for all finance functions of the company’s worldwide business units, global operations, and corporate financial planning and analysis. In 2003, Mr. Rajkowski was named chief operating officer of Kodak’s Consumer Digital Business, and more recently became vice president and general manager, worldwide operations, Digital & Film Imaging Systems, the firm’s largest business with over $9 billion in annual revenues.

“Mark’s very impressive track record of financial and business leadership in a prominent international manufacturing company makes him an ideal addition to our management team,” said John A. Luke, Jr., chairman and chief executive officer of MeadWestvaco. “He is extremely well qualified to lead MeadWestvaco’s finance organization and to be a dynamic contributor to the development and execution of the company’s objectives and strategies.”

Prior to joining Eastman Kodak, Mr. Rajkowski spent 17 years at Pricewaterhouse Coopers LLP, serving as the managing partner for the Upstate New York Technology Industry Group as well as the partner on the Kodak relationship from 1993 to 1998. He is a member of the Board of Directors of Performance Technologies, Inc. Mr. Rajkowski graduated from Lehigh University where he received his BS in Accounting. He is a member of the American Institute of Certified Public Accountants and the Financial Executives Institute.

MeadWestvaco Corporation, headquartered in Stamford, Conn., is a leading global producer of packaging, coated and specialty papers, consumer and office products, and specialty chemicals. Among the principal markets it serves are the automotive, beverage, consumer products, healthcare, media and entertainment, and publishing industries. The company operates in 29 countries and serves customers in nearly 100 nations. Its highly recognized consumer and office brands include AT-A-GLANCE®, Cambridge®, Columbian®, Day Runner®, Five Star®, and Mead®. MeadWestvaco manages strategically located forestlands according to stringent environmental standards and in conformity with the Sustainable Forestry Initiative®. For more information, visit www.meadwestvaco.com.

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